Exhibit 4.24

Execution version

SECOND AMENDMENT TO ASSET PURCHASE AGREEMENT

This SECOND AMENDMENT TO ASSET PURCHASE AGREEMENT (this “Amendment”), dated as of August 23, 2023, is entered into between Genomic Health, Inc., a Delaware corporation (“GHI” or “Seller”), and MDxHealth SA a limited liability company (société anonyme) organized and existing under the laws of Belgium (“MDx” or “Buyer”). Capitalized terms used but not defined herein shall have the respective meanings given to such terms in the Purchase Agreement (as defined below).

RECITALS

A. Seller and Buyer entered into an Asset Purchase Agreement (as amended, restated, supplemented or otherwise modified prior to the date hereof in accordance with the terms therein, the “Purchase Agreement”), dated as of August 2, 2022, pursuant to which, Seller sold and assigned to Buyer, and Buyer purchased and assumed from Seller, the Purchased Assets and the Assumed Liabilities related to the Business, subject to the terms and conditions set forth therein.

B. Pursuant to Section 2.07 of the Purchase Agreement, Seller may be entitled to Earn-Out Consideration if the 2023 Business Revenue is equal to or greater than the 2023 Threshold, additional Earn-Out Consideration if the 2024 Business Revenue is equal to or greater than the 2024 Threshold and additional Earn-Out Consideration if the 2025 Business Revenue is equal to or greater than the 2025 Threshold, and Buyer may elect to pay a portion of the applicable Earn-Out Amount by way of issuance of shares of Buyer ADS.

C. Buyer and Seller desire to amend the Purchase Agreement as set forth herein to defer payment of the 2023 Earn-Out Amount and, as a result of such deferral, revise the terms of the Earnout Consideration and payment thereof, including to increase the total potential Earn-Out Consideration from $70,000,000 to $82,500,000 as consideration for delaying payment of the 2023 Earn-Out Amount.

D. Section 10.09 of the Purchase Agreement provides that the Purchase Agreement may only be amended, modified, or supplemented by an agreement in writing signed by Seller and Buyer, and Seller and Buyer desire to amend the terms of the Purchase Agreement as set forth herein by entering into this Amendment.

NOW, THEREFORE, in consideration of the mutual representations, warranties and agreements contained in this Amendment and the Purchase Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Amendment to Purchase Agreement.

(a) Definitions.

(i) The following definitions in Article I of the Purchase Agreement are hereby amended as follows, where ~~strikethroughs~~ indicate deletions and bold, underline, italics indicates additions:

~~“2023 Threshold” means $[***]; provided, however, that the 2023 Threshold shall be reduced by revenue recognized by GHI pursuant to the VA Arrangement between December 31, 2022 and the VA End Date.~~

~~“2024 Threshold” has the meaning set forth in Section 2.07(a)(ii).~~

~~“2025 Threshold” has the meaning set forth in Section 2.07(a)(iii).~~

(ii) The following definitions are added to Article I of the Purchase Agreement:

“Public Offering” means the sale in an underwritten public offering registered under the Securities Act of 1933 or other applicable law of the equity securities of Buyer (or any successor thereto).

(b) Section 2.07 of the Purchase Agreement.

(i) Sections 2.07(a)(i)-(iii) of the Purchase Agreement are hereby amended as follows, where ~~strikethroughs~~ indicate deletions and bold, underline, italics indicate additions:

(i) ~~To the extent that 2023 Business Revenue is equal to or greater than the 2023 Threshold,~~ Seller shall be entitled to consideration equal to [***] percent ([***]%) of the actual 2023 Business Revenue, up to a maximum earn-out amount of $30,000,000 (the amount actually earned, the “2023 Earn-Out Amount”) plus $10,000,000 or such lesser amount if the maximum Earn-Out Consideration required to be paid under this Section 2.07 exceeds $82,500,000 in the aggregate (and in such case, such lesser amount would be equal an amount such that the total amount of the Earn-Out Consideration required to be paid under this Section 2.07 is equal to $82,500,000); provided that, notwithstanding anything to the contrary herein, the maximum Earn-Out Consideration payable to Seller under this Section 2.07 shall not exceed $82,500,000 in the aggregate. ~~If the 2023 Business Revenue is less than the 2023 Threshold, the 2023 Earn-Out Amount shall be $0.~~

(ii) ~~To the extent that 2024 Business Revenue is equal to or greater than the $[***] (the “2024 Threshold”),~~ Seller shall be entitled to consideration equal to [***] percent ([***]%) of the actual 2024 Business Revenue, up to a maximum earn-out amount of $40,000,000 (the amount actually earned, the “2024 Earn-Out Amount”). ~~If the 2024 Business Revenue is less than the 2024 Threshold, the 2024 Earn-Out Amount shall be $0.~~

(iii) ~~To the extent that 2025 Business Revenue is equal to or greater than the $[***] (the “2025 Threshold”),~~ Seller shall be entitled to consideration equal to ~~[***] percent ([***]%)~~ [***] percent ([***]%) of the actual 2025 Business Revenue~~, up to a maximum earn-out amount which, together with the 2023 Earn-Out Amount and the 2024 Earn-Out Amount, shall not, exceed, $70,000,000 in the aggregate~~ (the “2025 Earn-Out Amount”). ~~If the 2025 Business Revenue is less than the 2025 Threshold, the 2025 Earn-Out Amount shall be $0.~~

(ii) Sections 2.07(c)(i)-(ii) of the Purchase Agreement are hereby amended as follows, where ~~strikethroughs~~ indicate deletions and bold, underline, italics indicate additions:

(i) Any Annual Earn-Out Amount that Buyer is required to pay as Earn-Out Consideration pursuant to this Section 2.07 shall be paid in full no later (x) in the case of a payment of the ~~applicable~~2024 Earn-Out Amount and the 2025 Earn-Out Amount in cash, ten (10), (y) in case of a payment at the sole discretion of Buyer in Buyer ADSs in respect of the 2024 Earn-Out Amount and the 2025 Earn-Out Amount, fifteen (15), Business Days following the date upon which the determination of such Annual Earn-Out Amount becomes final and binding upon the parties as provided in Section 2.07(b) (including any final resolution of any dispute raised by Seller in an Earn-Out Calculation Objection Notice) and (z) in the case of payment of the 2023 Earn-Out Amount, no later than fifteen (15) Business Days after January 1, 2027 (such date the relevant “Earn-Out Consideration Due Date”).

(ii) Buyer may, in its sole discretion, pay to Seller the applicable Earn-Out Amount either in cash, by way of issuance or transfer of shares of Buyer ADSs and any combination of the foregoing, provided, however, that Buyer shall not issue Buyer ADSs to Seller in respect of an Earn-Out Amount if (i) the number of Buyer Ordinary Shares beneficially owned by Seller following such issuance would exceed ~~five percent (5%)~~ seven point five percent (7.5%) of the total number of outstanding Buyer Ordinary Shares immediately preceding such issuance or (ii) such issuance would require a filing pursuant to the HSR Act or the observance of a waiting period under the HSR Act or any other applicable antitrust Law. The value ascribed to the each of the Buyer ADSs shall be the Buyer ADS Agreed Value.

(iii) The following is added to the end of Section 2.07(c) of the Purchase Agreement:

(vii) In connection with any future Public Offering, Buyer or any successor thereto shall enter into a registration rights agreement with Seller with respect to the registration of its securities in customary form and substance reasonably satisfactory to Seller and Buyer; provided that such registration rights agreement shall provide for (a) long form demand registration rights to Seller, (b) short-form demand registration rights to Seller, (c) piggyback registration rights to Seller, if so requested, in each case, for all Buyer Ordinary Shares held by it with any registration of the securities of the corporate successor under the Securities Act of 1933 or other applicable law (other than in connection with a merger, acquisition, corporate reorganization, exchange offers, dividend reinvestment plan, stock option plan or other employee benefit plan and other customary exclusions) in which the registration form to be used may be used for the registration of the securities held by such holders and (d) customary coordination and lockup provisions. All expenses incident to Buyer’s performance of or compliance with this Section 2.07(c)(vii), including all registration and filing fees, fees and expenses of compliance with securities or blue sky laws, printing expenses, messenger and delivery expenses, and fees and disbursements of counsel for Buyer and all independent certified public accountants, underwriters (excluding discounts and commissions) and other persons retained by Buyer will be borne by Buyer.

2. Effect of Amendment. This Amendment shall form a part of the Purchase Agreement for all purposes, and each party thereto and hereto shall be bound hereby. From and after the execution of this Amendment by the parties hereto, each reference in the Purchase Agreement to “this Agreement,” “hereof,” “hereunder,” “herein,” “hereby” or words of like import referring to the Purchase Agreement shall mean and be a reference to the Purchase Agreement as amended by this Amendment.

3. Additional Consideration. In consideration of Seller’s entry into this Amendment:

(a) Buyer has agreed to the following additional consideration: (i) an amount of $250,000 in cash payable at the Second Closing (as defined below); (ii) an amount of $877,500 (the “Second Closing ADS Payable”), which shall not be paid in cash but shall remain outstanding as a payable (without accruing interest) due by Buyer as from Second Closing, but which payable shall be contributed in kind by Seller to Buyer within the context of a capital increase by Buyer within the framework of the authorised capital of Buyer (the “Contribution of the Second Closing ADS Payable”) against the issuance by Buyer of 2,500,000 new Buyer Ordinary Shares, which shall be delivered in the form of 250,000 Buyer ADSs (the “Second Closing Equity Consideration” and, together with the Closing Cash Consideration, the “Second Closing Consideration”); and (iii) subject to what is stated below, the right at any time, in Buyer’s discretion but prior to the fifth anniversary of this Amendment, by giving written notice to the Buyer, to subscribe for 1,000,000 Buyer ADSs at a price per ADS of $5.265 in accordance with the terms attached hereto as Exhibit A (such right hereinafter referred to as the “ADS Subscription Right”).

(b) For the purpose of Contribution of the Second Closing ADS Payable, the amount of the Second Closing ADS Payable shall be converted into euro on the basis of the relevant USD/EUR exchange ratio as shall be published by the European Central Bank (“ECB”) on https://www.ecb.europa.eu/stats/policy_and_ exchange_rates/euro_reference_exchange_rates/html/index.en.html (or such other relevant website of the ECB) (the “Exchange Rate”) on the Business Day preceding the date of the relevant notarial deed in which the issuance of the relevant Buyer Ordinary Shares underlying the Buyer ADSs and the corresponding capital increase are established, and whereby final amount in euro will be rounded down to the nearest two decimals. Provided that Seller has delivered an executed Contribution Confirmation as contemplated by Section 4 on the Second Closing Date, the Buyer Ordinary Shares shall be issued and the Buyer ADSs shall be delivered to the Seller no later than thirty (30) days after the Second Closing Date.

(c) If, at any time as from (i) the Second Closing Date at which there is an outstanding Second Closing ADS Payable until the delivery of the Buyer ADSs or Buyer Ordinary Shares to the Seller in accordance with this Amendment or (ii) the exercise of ADS Subscription Right until the delivery of the Buyer ADSs or Buyer Ordinary Shares to the Seller in accordance with this Amendment, the holders of Buyer ADSs or Buyer Ordinary Shares shall have received, without payment therefor, stock or other securities or property (including cash) in respect of such of Buyer ADSs or Buyer Ordinary Shares (including by way of combinations, reorganizations, reclassifications, mergers, acquisitions or similar events but excluding any dividends) pursuant to an event, declaration, decision or distribution which has taken place or been adopted after the Second Closing Date but before the delivery of the Buyer ADSs or Buyer Ordinary Shares to the Seller in accordance with this Amendment, then and in each such case, the Seller shall be entitled to receive, at such time as the Second Closing ADS Payable would otherwise be required to be delivered to Seller hereunder, the amount of stock or other securities or property (including cash) which Seller would be entitled had it been issued the Second Closing ADS Payable as of the date on which holders of Buyer ADSs or Buyer Ordinary Shares received such stock or other securities or property (including cash).

(d) All of the Buyer ADSs or Buyer Ordinary Shares to be issued for delivery pursuant to this Amendment will have the same rights and benefits as, and rank pari passu in all respects, including as to entitlement to dividends and distributions, with, the existing and outstanding Buyer ADSs or Buyer Ordinary Shares at the moment of their issuance and will be entitled to dividends and distributions in respect of which the relevant record date or due date falls on or after the date of issuance of the Buyer ADSs or Buyer Ordinary Shares.

(e) Buyer agrees to convene an extraordinary general shareholders’ meeting to which it shall submit the proposal to approve the issuance of the ADS Subscription Right to Seller, with dis-application of the preferential subscription right of the shareholders and holders of subscription rights of the Buyer in accordance with applicable law (the “Issuance”). Until such Issuance, Seller shall have a contractual right to subscribe for Buyer ADSs or Buyer Ordinary Shares mutatis mutandis in accordance with the terms set out in Exhibit A. If the ADS Subscription Right is exercised for a number of Buyer ADSs or Buyer Ordinary Shares prior to the Issuance, the resulting number of Buyer ADSs or Buyer Ordinary Shares issuable pursuant to the ADS Subscription Right as from the Issuance shall be reduced accordingly.

(f) Seller agrees and acknowledges that any of the Buyer Ordinary Shares to be delivered to the Seller in accordance with this Amendment (including the ADS Subscription Right) or underlying the Buyer ADSs to be issued in accordance with this Amendment (including the ADS Subscription Right) shall not be admitted to listing and trading on the regulated market Euronext Brussels until the Company shall have made the relevant filings and obtained the relevant approvals for such admission to listing and trading, and until such admission to listing and trading such Buyer Ordinary Shares shall be in registered form only.

4. Second Closing. Subject to the terms and conditions of this Amendment, the consummation of the transactions contemplated by this Amendment (the “Second Closing”) shall take place remotely by exchange of documents and signatures (or their electronic counterparts), on the date hereof. The date on which the Second Closing is to occur is herein referred to as the “Second Closing Date”. Subject to the consummation of the Second Closing on the Second Closing Date, this Amendment will be deemed effective as of 12:01 a.m. (California time) on the Second Closing Date. At the Second Closing,

(a) Buyer shall deliver to Seller the following:

(i) the Second Closing Cash Consideration by wire transfer of immediately available funds to an account designated in writing by Seller to Buyer;

(ii) evidence reasonably satisfactory to the Seller that the board of directors authorized the issuance and transfer to Seller of the shares of Buyer ADSs constituting the Second Closing Equity Consideration and the ADS Subscription Right, subject to (x) the finalization of the relevant reports of the board of directors and statutory auditor of Buyer , and the (y) passing of the relevant resolutions of the board of directors of Buyer to be recorded in a notarial deed before a notary public;

(b) Seller shall deliver to Buyer the following:

(i) a written notice substantially in the form of Exhibit B hereto and duly executed by Seller, confirming the Contribution of the Second Closing ADS Payable in relation to the Second Closing Equity Consideration.

5. Fair Market Value. The parties acknowledge and agree that all payments and other consideration (including the Earn-Out Consideration, if any) provided by Buyer to Seller hereunder represent the aggregate fair market value of the Purchased Assets and Buyer’s assumption of the Assumed Liabilities, including the cost of deferring the payment of any Earn-Out Amounts originally required to be paid in calendar year 2024 to calendar year 2027, and are the product of an arms’-length transaction between Buyer and Seller in an open and unrestricted market when neither party is under a compulsion to buy or sell.

6. Non-issuance of shares by the Buyer. In the event that following the due exercise of the ADS Subscription Right in accordance with the terms set out in Exhibit A, the Buyer is unable to or does not, for whatever reason, issue the requisite ADSs or Ordinary Shares (e.g., as the result of (i) the Buyer’s shareholders meeting or board of directors voting against any resolution thereto; or (ii) the impossibility of issuing shares as provided for in this Amendment), then the Buyer shall pay to the Seller the Default Amount together with any reasonable costs and expenses incurred by the Seller in making full recovery of the consideration due in accordance with this Amendment. For the purpose of this Section 6, “Default Amount” shall mean an amount equal to the amount the Seller would have received had it sold all the ADSs or Ordinary Shares that it should have received in accordance with this Amendment at a price per share equal to the closing price of an ADSs or Ordinary Share, as applicable, on the Business Day immediately prior to the due exercise of the ADS Subscription Right in accordance with the terms set out in Exhibit A as shown on Nasdaq’s or Euronext’s website, as applicable.

7. Full Force and Effect. Except as expressly amended hereby, each term, provision, exhibit and schedule of the Purchase Agreement is hereby ratified and confirmed and remains in full force and effect. This Amendment may not be amended except by an instrument in writing signed by the parties hereto. Except as expressly set forth herein, the execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of the parties to the Purchase Agreement, nor constitute a waiver of any provision of the Purchase Agreement (or an agreement to agree to any future amendment, waiver or consent).

8. Counterparts; Electronic Delivery. This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Amendment delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Amendment.

9. Additional Miscellaneous Terms. The provisions of Article X (Miscellaneous) of the Purchase Agreement shall apply mutatis mutandis to this Amendment, and to the Purchase Agreement as modified by this Amendment, taken together as a single agreement, reflecting the terms as modified hereby.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date first written above by their respective officers thereunto duly authorized.

GENOMIC HEALTH, INC.

By	/s/ Jeff Elliott
Name:	Jeff Elliott
Title:	Chief Financial Officer

MDXHEALTH SA

By	/s/ Michael McGarrity
Name:	Michael McGarrity
Title:	CEO & Director

By	/s/ Koen Hoffman
Name:	Koen Hoffman
Title:	Director, as permanent representative of Ahok, BV

[Signature Page to Second Amendment to Purchase Agreement]

Exhibit A

NEITHER THIS SECURITY NOR THE SECURITIES FOR WHICH THIS SECURITY IS EXERCISABLE HAVE BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “US SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE US SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE US SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS.

Mdxhealth

Limited Liability Company

Registered office: CAP Business Center, Zone Industrielle des Hauts-Sarts

Rue d’Abhooz 31, 4040 Herstal, Belgium
VAT BE 0479.292.440 Register of Legal Entities Liège, division Liège

Exact sciences Warrants

Terms and Conditions

The present terms and conditions (hereinafter referred to as the “Conditions”) contain the issue and exercise conditions of the subscription rights, named “Exact Sciences Warrants” (the “Warrants”), issued by MDxHealth SA, a limited liability company (société anonyme) organised and existing under the laws of Belgium, with registered office at CAP Business Center, Zone Industrielle des Hauts-Sarts, Rue d’Abhooz 31, 4040 Herstal, Belgium, registered with the register for legal entities (registre des personnes morales) under number 0479.292.440 (RLP Liège, division Liège) (the “Company”) on August [●], 2023 (the “Issue Date”) following the second amendment to the asset purchase agreement entered by and between the Company and Genomic Health, Inc. (“Exact Sciences”) on August 2, 2022, pursuant to which, among other things and subject to the terms and conditions included in the asset purchase agreement, Exact Sciences agreed to sell and assign, and the Company agreed to purchase and assume, the business of developing, marketing and performing the Oncotype DX Genomic Prostate Score test.

Subject to, and in accordance with, the terms and conditions set forth in the Conditions:

Warrants issued:	1,000,000 Warrants

Shares per Warrant:	each Warrant confers the right (but not the obligation) on the Holder thereof (as defined below) to subscribe, upon exercise of the Warrant, for ten (10) new Shares of the Company (as defined below) (as may be adjusted and/or substituted pursuant to section 6 of the Conditions) to be issued by the Company against payment in cash of the Exercise Price.

Exercise Price:	USD 5.265 per Warrant (as may be adjusted pursuant to section 6 of the Conditions) (the “Exercise Price”).

Term:	The Warrants have a term (the “Term”) ending on (and including) 18:00 hours on August [●], 2028 (the “Expiration Date”).

1.	CERTAIN DEFINITIONS AND INTERPRETATION

1.1.	Certain definitions: In these Conditions, the following words and expressions that are not defined elsewhere in these Conditions shall have the following meanings, save where the context requires otherwise:

“ADS” means an American Depositary Share of the Company representing 10 Shares (or any other number of Shares, depending on the applicable ratio).

“Affiliate” means, when used with respect to a Person, any Person that controls, is controlled by or is under common control with such Person, for so long as such control exists. For the purposes of this definition, the word “control” (including, with correlative meaning, the terms “controlled by” or “under the common control with”) means the actual power, either directly or indirectly through one or more intermediaries, to direct or cause the direction of the management and policies of such entity, whether by the ownership of more than fifty percent (50%) of the voting shares of such entity, or by contract or otherwise.

“Belgian Companies and Associations Code” means the Belgian Companies and Associations Code of 23 March 2019, as amended from time to time, and the rules and regulations promulgated thereunder.

“Business Day” means a day on which banks are generally open for business in Brussels (Belgium), excluding Saturdays and Sundays.

“Holder” means a Person from time to time who entered in the warrant register of the Company as a holder of one or more Warrants.

“Person” means any individual or natural person, any legal entity with separate legal personality, partnership, joint venture, (joint share) corporation, association, limited liability company, trust, unincorporated organisation, or any governmental entity (or any department, agency or political subdivision thereof).

“Ratio” means the applicable ratio Shares / ADSs.

“Trading Day” means any day on which the Shares are traded on Euronext Brussels, or, if Euronext Brussels is not the principal trading market for the Shares, then on the principal securities exchange or securities market on which the Shares are then traded.

“Share” means any ordinary share (aandeel / action) outstanding from time to time representing the Company’s share capital.

1.2.	Headings: Headings used in these Conditions are for convenience purposes only and shall not affect the construction or interpretation of these Conditions.

1.3.	Meaning of references: Unless the context does not so permit, or save where specifically indicated otherwise:

(a)	references to articles are to sections in these Conditions, and references to sub-sections or paragraphs are to sub-sections or paragraphs of the section in which such references appear;

(b)	references to Schedules are references to the schedules to these Conditions;

(c)	the words “herein”, “hereof”, “hereunder”, “hereby”, “hereto”, “herewith” and words of similar import shall refer to these Conditions as a whole and not to any particular section, paragraph or other subdivision;

(d)	references to the word “include” or “including” (or any similar term) are not to be construed as implying any limitation, and general words introduced by the word “other” (or any similar term) shall not be given a restrictive meaning by reason of the fact that they are preceded by words indicating a particular class of acts, matters or things;

(e)	any reference to “writing” or “written” includes any method of reproducing words or text in a legible and non-transitory form and shall also include e-mail;

(f)	references to any statute, regulation or statutory provision shall be deemed to include reference to any statute, regulation or statutory instrument which amends, extends, consolidates or replaces the same (or shall have done so) and to any other regulation, statutory instrument or other subordinate legislation made thereunder or pursuant thereto, provided that no such reference shall include any amendment, extension or replacement of the same with retrospective effect;

(g)	all periods of time set out herein shall be calculated from midnight to midnight local time in Brussels, Belgium. They shall start on the day following the day on which the event triggering the relevant period of time has occurred. The expiration date shall be included in the period of time. If the expiration date is not a Business Day, it shall be postponed until the next Business Day. Unless otherwise provided herein, all periods of time shall be calculated in calendar days. All periods of time consisting of a number of months (or years) shall be calculated from the day in the month (or year) when the triggering event has occurred until the eve of the same day in the following month(s) (or year(s)) (“van de zoveelste tot de dag vóór de zoveelste” / “de quantième à veille de quantième”).

1.4.	Fractional value: For the purpose of these Conditions, the fractional value (fractiewaarde / pair comptable) of the Company’s Shares from time to time shall be determined as a fraction, (a) the numerator of which is the amount of the Company’s share capital at that time, and (b) the denominator of which is the aggregate number of actually issued and outstanding Shares of the Company at that time.

1.5.	Language: The Conditions were drawn up in English, after which a French translation was prepared. In the case of discrepancies between the English and the French version, the English version shall prevail between the parties hereto to the fullest extent possible and permitted by Belgian law. Notwithstanding the foregoing, Belgian legal concepts which are expressed in English language terms, are to be interpreted in accordance with the Belgian legal terms to which they refer, and the use herein of French and/or Dutch words in these Conditions as translation for certain words or concepts shall be conclusive in the determination of the relevant legal concept under Belgian law of the words or concepts that are so translated herein.

2.	NATURE AND FORM OF THE WARRANT

2.1.	Nature of the Warrants: Each Warrant has been issued in the form of one subscription right (inschrijvingsrecht / droit de souscription), subject to the terms of these Conditions, which are binding upon the Company and each Holder. A total of one million (1,000,000) Warrants has been issued.

2.2.	Subscription right: Subject to, and in accordance with, the terms and conditions set forth in these Conditions, each Warrant confers the right (but not the obligation) on the Holder thereof to subscribe, upon exercise of the Warrant, for ten (10) new Shares to be issued by the Company (as may be adjusted and/or substituted pursuant to section 6 of the Conditions) against payment in cash of the Exercise Price of the Warrant (as may be adjusted pursuant to section 6 of the Conditions).

2.3.	No shareholder rights: The Holder of a Warrant is not a shareholder of the Company solely by virtue of holding the Warrant, and therefore does not have the rights of a shareholder in relation to the Shares to be issued or delivered to the holder of the Warrant upon an exercise of the Warrant until the exercise of the Warrant and the issue and delivery of the relevant Shares. The Holder will, however, have the right to attend general shareholders’ meetings of the Company to the extent permitted by applicable law.

2.4.	Form: The Warrants are in registered form. In accordance with applicable law, the ownership and rights to a Warrant is recorded in a warrant register book, which is kept at the registered office of the Company. The Warrants cannot be converted into a bearer instrument or in dematerialised form. At the request of the Holder, the Company shall confirm in writing the number of Warrants held by the Holder by means of a confirmation substantially in the form of Schedule 1 (the “Confirmation”).

2.5.	No listing: The Warrant shall not be listed at any time on a securities exchange, regulated market, multilateral trading facility or similar securities market.

2.6.	Transferability of the Warrant: Except if the Company were to explicitly allow a transfer of the Warrants, the Warrants cannot be transferred by Holder.

3.	TERM OF THE WARRANT

The Warrants have a Term starting as from their issuance and ending on (and including) 18:00 hours on the Expiration Date. A Warrant automatically expires and becomes invalid (caduque) by operation of law on 18:00 hours on the Expiration Date, unless it is exercised prior to such time by the Holder thereof in accordance with the terms and conditions set forth in these Conditions.

4.	SHARES AND ADSS ISSUABLE UPON EXERCISE OF THE WARRANTS

The Shares and/or ADSs to be issued upon each exercise of the Warrants shall have the same rights and benefits as, and rank pari passu in all respects including as to entitlement to dividends and other distributions, with the existing and outstanding Shares or ADSs at the moment of their issue and will be entitled to dividends and other distributions in respect of which the relevant record date or due date falls on or after the date of their issue.

5.	EXERCISE OF THE WARRANTS

5.1.	Right to exercise: Each Warrant can be exercised at any time as from August [●], 2023 until the expiry of the Term, provided that a number of Warrants with an aggregate Exercise Price of at least EUR 250,000 (converted from U.S. dollar to euro currency on the basis of the applicable Exchange Rate) are exercised by the Holder. The exercise of a Warrant following the Expiration Date shall be considered void.

5.2.	Limitations on exercises. To the extent any Warrant is not exercised earlier, such Warrant will lapse and terminate immediately at 18:00 hours on the Expiration Date, without further notice, and the rights to exercise the Warrants shall be of no further force or effect whatsoever thereafter.

5.3.	Exercise Notice: The Warrants can only be exercised by means of a duly completed and signed written notice substantially in the form of Schedule 2 (the “Exercise Notice”). The Exercise Notice must be served on the Company in accordance with the provisions of section 9.4. The date on which the Exercise Notice shall have been served (or be deemed served) on the Company pursuant to section 9.4 shall be the exercise date of the relevant Warrants (the “Exercise Date”). The Exercise Date must fall within the Term.

5.4.	Payment of the Exercise Price: Upon the exercise of a Warrant, the applicable Exercise Price must be paid in cash by means of a wire transfer of such amount in immediately available funds in USD to the special account of the Company that shall be notified by the Company to the Holder of the Warrant (the “Exercise Account”). The Company shall, as promptly as practicable and in any event no later than one (1) Business Day after the Exercise Date of a Warrant, notify the Holder of the Warrant of the details of the relevant Exercise Account via email to the address mentioned in the Exercise Account. If the applicable Exercise Price of a Warrant is not paid in accordance with the foregoing provisions and received by the Company on the Exercise Account prior to 16:00 hours on the third (3rd) Business Day following the Exercise Date, the Warrant shall be deemed not to have been exercised. As the Company’s share capital is expressed in euro in the Company’s articles of association, for the purpose of the capital increase and the amendment of the Company’s articles of association resulting from the exercise of Warrants, the amount equal to the relevant aggregate Exercise Price for such Warrants exercise shall be converted into euro on the basis of the relevant USD/EUR exchange ratio as shall be published by the European Central Bank (“ECB”) on https://www.ecb.europa.eu/stats/policy_and_ exchange_rates/euro_reference_exchange_rates/html/index.en.html (or such other relevant website of the ECB) (the “Exchange Rate”) on the Business Day preceding the date of the relevant notarial deed in which the issuance of the relevant new Shares and the corresponding capital increase are established, and whereby final amount in euro will be rounded down to the nearest two decimals.

5.5.	No exercise for fractions of Shares: The Warrants can only be exercised for a whole number of Shares, and not with respect to fractions of Shares. If as a result of an adjustment pursuant to section 6 of the Conditions a Warrant were to give the right to subscribe for a fraction of a Share, the Warrants can be exercised in an aggregated manner by the Holder thereof in such a manner that the number of Shares issuable upon exercise of the Warrants concerned (including the relevant fractions of a Share) shall be aggregated, but rounded down to the nearest whole number of Shares.

5.6.	Issue and delivery of the Shares: The Company shall only be obliged to issue Shares upon an exercise of a Warrant provided that (a) the exercise complies with sections 5.1 and 5.2, (b) the relevant Exercise Notice has been served upon the Company in accordance with section 5.3, and (c) the applicable aggregate Exercise Price has been paid in accordance with the provisions of section 5.4. Subject to the foregoing, the Company shall issue and deliver the relevant Shares as soon as practicable, but in any event no later than 18:00 hours on the fourteenth (14th) Business Day after the Exercise Date (the “Delivery Date”).

5.7.	Form of the Shares: The Shares to be delivered upon the exercise of the Warrants shall be delivered in dematerialised form in accordance with the delivery instructions set out in the Exercise Notice or, in the absence of such instructions, in registered form. In case of delivery in dematerialised form, it shall be sufficient that the relevant Demat006 Form shall have been duly and validly completed and submitted by the Company with Euroclear, in accordance with delivery instructions set out in the Exercise Notice, by 18:00 hours on the Delivery Date, for delivery of the relevant Shares. Due and valid completion and submission of the Demat006 Form in accordance with delivery instructions so given shall qualify as settlement of the delivery of the relevant Shares. The Company shall not be responsible for the subsequent actions of Euroclear required to credit the relevant Shares on the securities account(s) of the relevant Holder.

5.8.	Representation of the Shares by ADSs and delivery of the ADSs to the Holder: For as long as all or part of the Shares are represented by ADSs, Shares issued upon exercise of Warrants will be delivered with the Holder in the form of ADSs, on the basis of the applicable Ratio. In the context of such an exercise of Warrants, the underlying new Shares representing the ADSs to be delivered to the Holder (on the basis of the applicable Ratio) will be placed with The Bank of New York Mellon as depositary (or any other replacing depositary, as the case may be) of the newly issued Shares on behalf of the Holder as holder of the representative ADSs. The ADSs will be delivered to the Holder by The Banks of New York Mellon following the issuance of the underlying new Shares as soon as practicable, but in any event no later than 18:00 hours on the fourteenth (14th) Business Day after the Exercise Date (i.e., the Delivery Date). In case of delivery in ADSs, it shall be sufficient that (i) the relevant formalities laid out in sections 5.6 and 5.7 above have been duly and validly completed by the Company, and (ii) that the Company has complied with all reasonable formalities requested by The Bank of New York Mellon as depositary (or any other replacing depositary, as the case may be) for delivery of the representing ADSs, in accordance with delivery instructions set out in the Exercise Notice, by 18:00 hours on the Delivery Date, for delivery of the relevant Shares. Fulfilment of all formalities laid out in this section 5.8 qualify as settlement of the delivery of the relevant Shares and representing ADSs. The Company shall not be responsible for the subsequent actions of The Bank of New York Mellon as depositary (or any other replacing depositary, as the case may be) required to deliver the relevant ADSs with the Holder.

5.9.	Capital increase: In accordance with applicable law, upon the exercise of Warrants, the capital increase and issue of new Shares resulting therefrom shall be formally recorded before a notary public by one or more authorised representatives of the Company.

5.10.	Allocation of the Exercise Price: Upon the exercise of Warrants, the issue of the relevant new Shares and the conversion of the applicable aggregate Exercise Price into euro pursuant to these Conditions, the applicable aggregate Exercise Price shall be allocated to the share capital of the Company. If the amount of the applicable converted Exercise Price per Share issued is greater than the fractional value of the existing Shares immediately prior to the capital increase, then the applicable aggregate converted Exercise Price shall be allocated in such a manner that per Share issued (i) a part of the applicable aggregate converted Exercise Price equal to the fractional value of the existing Shares immediately prior to the capital increase shall be booked as share capital, and (ii) the balance of the applicable aggregate converted Exercise Price shall be booked as issue premium. Such issue premium shall be accounted for on the liabilities side of the Company’s balance sheet as net equity. The account on which the issue premium shall be booked shall, like the share capital, serve as the guarantee for third parties and, save for the possibility of a capitalisation of those reserves, can only be reduced on the basis of a valid resolution of the general shareholders’ meeting passed in the manner required for an amendment to the Company’s articles of association. Following the issue of new Shares and the capital increase resulting therefrom, each of the Shares (existing and new) shall represent the same fraction of the Company’s share capital.

5.11.	Further information: Upon receipt of the Exercise Notice in relation to a Warrant, the Company may request the Holder of the relevant Warrant in writing to provide to the Company with such further declarations and documents, which are reasonably necessary to allow the Company to comply with all applicable legal and regulatory provisions in connection with the exercise of the Warrant and the issue or delivery of the Shares resulting therefrom.

5.12.	Listing of the Shares: The Company will procure, at its sole expense, that, upon exercise of the Warrant, the Shares issuable upon exercise of the Warrants be admitted to trading and listing on any principal stock exchange or other trading platform on which the Company’s other Shares are then admitted to trading and listing. The Company will use reasonable best efforts to ensure that the Shares issuable upon exercise of the Warrants may be issued without violation of any applicable law or regulation or of any requirement of any securities exchange on which the Company’s other Shares are then listed or traded.

6.	ADJUSTMENTS TO THE SHARES AND THE EXERCISE PRICE

6.1.	Splits and reverse splits: If the Company subdivides its Shares into a greater number of Shares, the number of Shares issuable upon exercise of the Warrants pursuant to the Conditions shall be proportionately increased, and the Exercise Price shall be proportionately reduced. If the Shares are reduced, combined or consolidated into a lesser number of Shares, the Exercise Price shall be proportionately increased and the number of Shares issuable upon exercise of the Warrants pursuant to the Conditions shall be proportionately reduced.

6.2.	Reclassification, exchange, combinations or substitution, etc.: Upon any event whereby all of the Shares or ADSs are reclassified, exchanged, combined, substituted, or replaced for, into, with or by Company securities of a different class and/or kind, then from and after the consummation of such event, each outstanding Warrant will be exercisable for the number, class and kind of Company securities that the Holder would have received had the Shares or ADSs issuable upon exercise of such Warrant been issued and outstanding on and as of the consummation of such event, and subject to further adjustment thereafter from time to time in accordance with the provisions of these Conditions. Following such an event, the terms of these Conditions shall apply mutatis mutandis with respect to such other Company securities. The provisions of this section 6.2 shall similarly apply to successive reclassifications, exchanges, combinations, substitutions, replacements or other similar events.

6.3.	No other adjustments: Notwithstanding article 7:71 of the Belgian Companies and Associations Code, the Company may proceed with all actions that it deems appropriate in relation to its capital, its articles of association, its financial condition or its management, even if such actions would lead to a reduction of the benefits allocated to the Holder of Warrants, including but not limited to mergers, acquisitions, capital increases or reductions (including those subject to a condition precedent), incorporation of reserves in the capital with issuance of new shares, the distribution of dividends, the issuance of subscription rights, convertible bonds or other securities entitling the holder to subscribe for or acquire shares or other securities of the Company, the amendment of arrangements or provisions relating to the distribution of profits or liquidation proceeds (except if an amendment to the arrangements or provisions relating to the distribution of profits or liquidation proceeds would result in all of the then outstanding and existing Shares having preferred rights relating to the distribution of profits or liquidation proceeds as compared to the Shares to be issued upon exercise of the Warrants). Should the rights of a Holder with respect to the Warrants of such Holder be affected by such decision or transaction, then the Holder shall not be entitled to a change of the Exercise Price, a change of the exercise conditions or any other form of (financial or other) compensation, unless specifically provided for in sections 6.1 and 6.2 of these Conditions.

6.4.	Notice as to adjustments. Upon each adjustment of the number of Shares issuable upon exercise of the Warrants pursuant to the Conditions, substitution of such Shares, or adjustment of the Exercise Price in accordance with this section 6, the Company shall notify the Holder in writing in accordance with the provisions of section 9.4 within a reasonable time setting forth the relevant adjustment and facts upon which such adjustment is based.

7.	REPRESENTATIONS AND WARRANTIES OF THE HOLDER

Upon subscribing for or otherwise acquiring Warrants, and upon an exercise of Warrants, the Holder shall (and shall be deemed to) provide to the Company the following representations, warranties, agreements, covenants, undertakings and acknowledgements:

7.1.	Qualified Investor status. The Holder warrants, represents and agrees with the Company that it is either:

(a)	(i) a “qualified investor” within the meaning of Regulation 2017/1129 of the European parliament and of the council of 14 June 2017 on the prospectus to be published when securities are offered to the public or admitted to trading on a regulated market, and repealing Directive 2003/71/EC, as amended; and (ii) it is not in the United States and is not acting for the account or benefit of a person within the United States, and was located outside the United States at the time of subscribing or acquiring Warrants, and is acquiring Warrants or, if it is giving this representation and warranty in connection with an exercise of Warrants, acquiring Shares outside the United States in an “offshore transaction” as defined in Regulation S (“Regulation S”) under the United States Securities Act of 1933, as amended (the “US Securities Act”) and not with a view towards, or for resale in connection with, the public sale or distribution thereof in a manner that would violate the US Securities Act; or

(b)	(i) a institutional “accredited investor” (an “IAI”) within the meaning of Rule 501(a) under the US Securities Act or a “qualified institutional buyer” (a “QIB”) as defined in Rule 144A (“Rule 144A”) under the US Securities Act or, if it is giving this representation and warranty in connection with an exercise of Warrants, acquiring Shares for its own account or for the account of one or more IAIs or QIBs with respect to whom it has the authority to make, and does make, the representations, warranties and agreements herein; (ii) the Warrants and Shares issuable pursuant to the Conditions have not been, and will not be, registered under the US Securities Act or with any state or other jurisdiction of the United States and that it is aware, and each legal or beneficial owner of the Warrants and Shares issuable pursuant to the Conditions has been advised, that the Warrants and Shares are being offered, issued and sold to it in accordance with the exemption from registration under the US Securities Act for transactions by an issuer not involving a public offering of securities in the United States; (iii) the Warrants and Shares issuable pursuant to the Conditions may not and will not be reoffered, resold, pledged or otherwise transferred by it except: (A) pursuant to a registration statement which has been declared effective under the US Securities Act; (B) outside the United States pursuant to Rule 903 or Rule 904 of Regulation S; (C) to a person that it and any person acting on its behalf reasonably believe is a QIB purchasing for its own account or for the account of another QIB a transaction meeting the requirements of Rule 144A; or (D) pursuant to Rule 144 under the US Securities Act (if available) or another exemption from, or in a transaction not subject to, the registration requirements of the US Securities Act and in each case in accordance with all applicable securities laws of the states of the United States and any other relevant jurisdiction and, in the case of (C) and (D) above, only after delivery of an opinion of counsel or such other documentation as the Company may reasonably require to evidence compliance with the registration requirements of the US Securities Act; (iv) the Warrants and Shares issuable pursuant to the Conditions are “restricted securities” as defined in Rule 144(a)(3) under the US Securities Act; (v) it has not subscribed for or acquired the Warrants or, if it is giving this representation and warranty in connection with an exercise of Warrants, the Shares issuable pursuant to the Conditions as a result of any general solicitation or general advertising, including advertisements, articles, blogs, mass-distributed emails, notices, website postings (including any form of communication by social media) published in any newspaper or magazine (online or print versions), broadcast over any form of television or radio (including streaming and satellite transmissions substantially similar thereto) or any seminar, meeting, chatroom or conference call whose attendees have been invited by general solicitation or general advertising; (vi) for so long as the Warrants and Shares issuable pursuant to the Conditions are “restricted securities” (within the meaning of Rule 144(a)(3) under the US Securities Act), it will segregate such Warrants and Shares from any other warrants, Shares or other financial instruments of the Company that it holds that are not restricted securities, it shall not deposit such Warrants and Shares in any unrestricted depositary receipt facility established or maintained by a depositary bank in respect of financial instruments of the Company and it will only transfer such Warrants and Shares in accordance with this paragraph; (vii) if it is acquiring the Warrants or, if it is giving this representation and warranty in connection with an exercise of Warrants, the Shares issuable pursuant to the Conditions as a fiduciary or agent for one or more investor accounts, it has sole investment discretion with respect to each such account; (viii) it is acquiring such Warrants or, if it is giving this representation and warranty in connection with an exercise of Warrants, the Shares issuable pursuant to the Conditions for its own account (or the account of one or more IAIs or QIBs as to which it has sole investment discretion) for investment purposes and (subject to the disposition of its property being at all times within its control) not with a view towards, or for resale in connection with, the public sale or distribution thereof in a manner that would violate the US Securities Act; and (ix) the Company has not made any representation as to the availability of the exemption provided by Rule 144 or any other exemption under the US Securities Act for the reoffer, resale, pledge or transfer of Warrants and Shares issuable pursuant to the Conditions.

7.2.	Disclosure of information. The Holder acknowledges that the Company is required to publish on its internet website and elsewhere certain business and financial information in accordance with applicable law, including not only certain business and financial information, but also the obligation to publish by way of press release price-sensitive information (collectively, the “Regulated Information”) and confirms that it is able to obtain or access the Regulated Information without undue difficulty. The Holder is aware of the Company’s business affairs and financial condition and has obtained or has had full access to all the information it considers necessary or appropriate to make an informed investment decision with respect to the acquisition of Warrants and Shares issuable pursuant to the Conditions.

7.3.	Investment experience. The Holder understands that the acquisition of Warrants and Shares issuable pursuant to the Conditions involves substantial risk and the Holder has experience as an investor in securities of companies in the development stage or otherwise comparable to the Company, and acknowledges that the Holder can bear the economic risk of its investment in acquisition of Warrants and Shares issuable pursuant to the Conditions, and has such knowledge and experience in financial or business matters such that it is capable of evaluating the merits and risks of its investment in Warrants and Shares issuable pursuant to the Conditions.

7.4.	No voting or dividend rights. The Holder, as the Holder of this Warrant, will not have any voting rights with respect to general meetings of the Company nor any dividend rights until the underlying Shares have been issued to it upon the exercise of this Warrant.

8.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the Holder as follows:

8.1.	Warrants duly authorised and issued: Any Warrants have been duly issued and allotted by the Company to their initial subscribers.

8.2.	Shares duly authorised and issued: Any Shares and/or ADSs issued upon the exercise of a Warrant in accordance with the provisions of the Conditions will be duly and validly authorised and issued (subject to payment by the Holder of the relevant Exercise Price), and fully paid, and no further contributions in respect of such Shares will be required, and such Shares will be free from all taxes, liens and charges (other than liens or charges created by the Holder, income and other taxes incurred in connection with the exercise of the Warrant or taxes in respect of any transfer occurring contemporaneously therewith).

8.3.	Sufficient authority: The Company will at all times reserve and keep available a sufficient authority (whether pursuant to the authorised capital or otherwise on the basis of a decision by its general shareholders’ meeting) for the purpose of allowing for the exercise of the Warrants and the issuance of the Shares and/or ADSs issuable upon exercise of the Warrants pursuant to the Conditions.

8.4.	Shareholder authority: The Company has obtained all necessary shareholder and third party consents (which consents are subsisting and remain sufficient and have not been revoked at the Issue Date) to allocate the Warrants to the Holder pursuant to the Conditions.

9.	MISCELLANEOUS

9.1.	Binding nature of the Conditions: In the case of subscription for the Warrant, the subscriber shall be bound by, and deemed to have accepted, the present Conditions. In the event of a transfer of the Warrant (or any right thereto), the acquirer or transferee shall be bound by, and deemed to have accepted, the present Conditions.

9.2.	Severability: Whenever possible, the provisions of the Conditions shall be interpreted in such a manner that they are valid and enforceable under the applicable legislation. If any provision in these Conditions is held to be illegal, invalid or unenforceable, in whole or in part, under any applicable law, then such provision or part of it shall be deemed not to form part of these Conditions, and the legality, validity or enforceability of the remainder of these Conditions shall not be affected. In that event, the illegal, invalid or non-enforceable provision or part thereof is automatically replaced with the legal, valid and enforceable provision that is the closest to the original provision or part thereof as regards content, bearing and intention.

9.3.	Expenses: The Company shall pay any taxes, duties and/or expenses payable in connection with the issue or delivery of the Warrants. The Company shall also pay all costs associated with the admission of the relevant Shares to trading and listing pursuant to section 5.12. Notwithstanding the foregoing, the Holder shall pay all taxes, duties and/or expenses, including any applicable depository charges, transaction or exercise charges, stamp duty, stamp duty reserve tax, issue, registration, securities transfer and/or other taxes or duties arising in connection with the exercise or a transfer of Warrants. The Company shall not be liable for or otherwise obliged to pay any tax, duty, withholding or other payment which may arise as a result of the ownership, exercise or enforcement of Warrants, and all payments made by the Company shall be made subject to any such tax, duty, withholding or other payment which may be required to be made, paid, withheld or deducted.

9.4.	Notices: Any notice, notification, demand or other communication (“notice”) to be given under these Conditions shall be in writing, shall specifically refer to these Conditions, and shall be addressed to the appropriate party at the address specified below or such other address as may be specified by such party in writing in accordance with this section 9.4, and shall be deemed delivered and effective for all purposes: (i) when given personally; (ii) upon actual receipt if given by electronic mail provided the sending party has not received an automated message indicating that the e-mail delivery failed; or (iii) on the second (2nd) Business Day following delivery to a reliable overnight courier service, courier fee prepaid and return receipt requested. The current details for notices are:

(a)	if to the Company: the address of the Company’s registered office, with the notice made for the attention of the General Counsel of the Company, or the address for notices to the Company pursuant to the Subscription Agreement.

(b)	if to a Holder: to such Holder’s address as set out in the warrant register book.

9.5.	Governing law: The Conditions, the Warrants and any non-contractual obligations arising out of or in connection with each of them are governed by, and are to be construed in accordance with, Belgian law.

9.6.	Competent court: These Conditions and the rights and obligations of the Company and the Holder shall be subject to the exclusive jurisdiction of courts within the city of Brussels (Belgium) in their territorial scope and, if permitted by law, using the French language or, if not so permitted, using the Dutch language, and shall be governed by and construed in accordance with Belgian substantive law (to the exclusion of conflict of law rules and international treaties).

Schedule 1

Form of Confirmation

To:	[[name], a company organised and existing under the laws of [jurisdiction], with registered office at [address] and registered with [applicable company register] under number [number] [Drafting note: for legal entity]/[[name], of [nationality], residing at [address] [Drafting note: for natural person]] (the “Holder”)

Re:	Exact Sciences Warrants – Confirmation

Dear all,

The present letter (the “Confirmation”) is sent on behalf of MDxHealth SA, a limited liability company (société anonyme) organised and existing under the laws of Belgium, with registered office at CAP Business Center, Zone Industrielle des Hauts-Sarts, Rue d’Abhooz 31, 4040 Herstal, Belgium, registered with the register for legal entities (registre des personnes morales) under number 0479.292.440 (RLP Liège, division Liège) (the “Company”).

Reference is made to the Exact Sciences Warrants that have been issued by the Company on [●] (the “Warrants”). Capitalised words and expressions used herein will, unless otherwise defined herein, have the same meaning as in the terms and conditions of the Warrants (the “Conditions”).

The Company hereby confirms to the Holder that on [date] the Holder was registered in the warrant register of the Company as the owner of [number] Warrants.

The aforementioned Warrants are in registered form, and the present Confirmation does not constitute a bearer instrument incorporating any rights to the aforementioned Warrants, and does not confer any rights to the Warrants.

On behalf of the Company:

By:
Name:	[●]
Title:	[●]
Date:	[●]

Schedule 2

Form of Exercise Notice

To:	MDxHealth SA CAP Business Center Zone Industrielle des Hauts-Sarts Rue d’Abhooz 31 4040 Herstal Belgium

Re:	Exact Sciences Warrants – Exercise Notice

Dear all,

The present letter (the “Exercise Notice”) is sent on behalf of [[name], a company organised and existing under the laws of [jurisdiction], with registered office at [address] and registered with [applicable company register] under number [number] [Drafting note: for legal entity]/[[name], of [nationality], residing at [address] [Drafting note: for natural person]] (the “Holder”).

Reference is made to the Exact Sciences Warrants that have been issued by MDxHealth SA, a limited liability company (société anonyme) organised and existing under the laws of Belgium, with registered office at CAP Business Center, Zone Industrielle des Hauts-Sarts, Rue d’Abhooz 31, 4040 Herstal, Belgium, registered with the register for legal entities (registre des personnes morales) under number 0479.292.440 (RLP Liège, division Liège)) (the “Company”) on [●] (the “Warrants”). Capitalised words and expressions used herein will, unless otherwise defined herein, have the same meaning as in the terms and conditions of the Warrants (the “Conditions”).

The Holder hereby:

1.	notifies the Company that it irrevocably and unconditionally exercises [number] Warrant[s] and subscribes for [number] new Shares [represented by [number] ADSs] in accordance with the Conditions;

2.	requests that the Company confirms the details of the Exercise Account as soon as practicably possible via email to [email address];

3.	confirms it shall pay the aggregate amount of the Exercise Price of the Warrants exercised, being USD [●] by means of a wire transfer of such amount in immediately available funds in USD to the Exercise Account, such amount to be then converted in euro on basis of Section 5.4 of the Conditions ;

4.	undertakes to fill in and sign any additional document that may be reasonably requested by the Company [and or The Bank of New York Mellon as depositary (or any other replacing depositary, as the case may be)] to proceed with the issuance of the [number] new Shares [represented by [number] ADSs] and the related capital increase;

5.	provides to the Company the representations, warranties, agreements, covenants, undertakings and acknowledgements set out in section 7 of the Conditions as at the date of the present Exercise Notice;

5.	[the ADSs to be issued as a result of the exercise of the Warrants are to be delivered to [delivery details / account details] / [the Shares to be issued as a result of the exercise of the Warrants are to be delivered in dematerialised form in accordance with the following instructions:]

Name of the Holder:	[●]
Securities account number:	[●]
Bank where securities account is held / custodian	[●] [but must have an account of Euroclear, and Euroclear must be able to understand the settlement mechanism]
Euroclear account:	[●]
Instruction to Euroclear	[●] [Euroclear must be able to understand the settlement mechanism]
Contact details of the person at the Holder’s bank or custodian that can assist with the settlement	Name: [●] Telephone: [●] Email: [●]

On behalf of the Holder:

By:
Name:	[●]
Title:	[●]
Date:	[●]

EXHIBIT B

Contribution Confirmation

To:	MDxHealth SA Rue d’Abhooz 31 4040 Herstal Belgium

From:	Genomic Health, Inc.

August 23, 2023

Asset Purchase Agreement – Conversion Notice

Dear Sirs,

The present letter (the “Contribution Confirmation”) is sent on behalf of Genomic Health, Inc., a Delaware corporation, with its principal place of business at 5505 Endeavour Lane, Madison, WI 53719.

Reference is made to the Amendment, dated August 23, 2023 (the “Amendment”), between Genomic Health, Inc., as Seller, and MDxHealth SA, as Buyer. Capitalized terms used in this Contribution Confirmation but not otherwise defined herein shall have the meaning as ascribed to them in the Amendment.

The Seller hereby irrevocably confirms to the Buyer that:

1.	It shall contribute the Second Closing ADS Payable, which is due by Buyer for an amount of USD eight hundred seventy-seven thousand five hundred ($877,500) to the share capital of the Buyer against the issuance by Buyer of new Buyer Ordinary Shares, to be delivered to Seller in the form of two-hundred fifty thousand (250,000) Buyer ADSs, subject to and in accordance with the terms of Section 3 of the Amendment;

2.	the relevant Buyer ADSs to be delivered to Seller shall need to be delivered to:

US Bank Custody Account

ACCOUNT NUMBER: [****]

Account Name: [****]

B-1

3.	Seller understands and agrees that any Buyer ADSs, as well as the underlying Buyer Ordinary Shares, issuable to Seller pursuant to the Amendment will be “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, (i) Seller must hold the Buyer ADSs or, as the case may be, Buyer Ordinary Shares indefinitely unless and until they are registered with the U.S. Securities and Exchange Commission and qualified by state authorities under such laws, or an exemption from such registration and qualification requirements is available and (ii) any certificates or book entries evidencing the Buyer ADSs or Buyer Ordinary Shares will bear restrictive legends to that effect. Seller is acquiring the Buyer ADSs or, as the case may be, Buyer Ordinary Shares issuable to it pursuant to the Amendment for investment for Seller’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof. Seller acknowledges that Buyer has no obligation to register or qualify Buyer Ordinary Shares or Buyer ADSs issued pursuant to the Amendment for resale. Seller acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Buyer Ordinary Shares and Buyer ADSs, and on requirements relating to Buyer which are outside of Seller’s control, which Buyer is under no obligation and may not be able to satisfy. Seller is an “accredited investor” as defined in Rule 501(a)(3) promulgated under the United States Securities Act of 1933, as amended.

Yours faithfully,

On behalf of Genomic Health, Inc.

Name:

B-2